Exhibit T3B

BY-LAWS OF CENTRAL FALLS DETENTION FACILITY CORPORATION

ARTICLE I: NAME AND SEAL OF CORPORATION: DEFINITIONS

Section 1. Name.

The name of the Corporation is the "CENTRAL FALLS DETENTION FACILITY CORPORATION" created under the provisions of Chapter 421 of the 1991 Public Laws of Rhode Island or such other name as may be determined by the Board of Directors.

Section 2. Seal.

The corporate seal shall have inscribed thereon the name of the Corporation, the year of its organization and the word "Rhode Island."

Section 3. Definitions.

Capitalized terms used in these By-laws and not specifically defined herein shall have the meanings set forth in Section 45-53-3 of the General Laws of Rhode Island, as the same may be amended from time to time.

ARTICLE II: OFFICES

Section 1. Principal Office.

The principal office of the Corporation shall be located in the City of Central Falls, Rhode Island (the "City").

Section 2. Other Offices.

The Corporation may also have offices at such other places either within or without the State of Rhode Island (the "State") as the members of the Board of Directors may from time to time determine.

ARTICLE III: FISCAL YEAR

Section 1. Fiscal Year.

The fiscal year of the Corporation shall be from January 1 to December 31 in each year but the Board of Directors may change the dates of said fiscal year from time to time upon a vote of the majority of the members of the Board of Directors in accordance with Article X of these By-Laws.

ARTICLE IV: PURPOSE AND POWERS OF THE CORPORATION

Section 1. Purpose.

The Corporation shall construct, manage and operate a detention facility in the City (the "Project") and acquire, by purchase or otherwise, land therefor in accordance with Chapter 421 of the 1991 Public Laws of Rhode Island, as the same may be amended from time to time.

Section 2. Other Powers.

The Corporation shall have such powers as are set forth in said Chapter 421 of the 1991 Public Laws of Rhode Island, as the same may be amended from time to time.

ARTICLE V: BOARD OF DIRECTORS

Section 1. Board of Directors.

(a)   The affairs of the Corporation shall be managed by a Board of Directors consisting of five (5) members who shall be resident electors of the City and who shall be appointed by the Mayor of the City. Such appointments shall be subject to approval by the City Council of the City.

(b)   The directors who are first appointed shall be designated to serve for terms as follows: two (2) directors shall have initial terms of two (2) years and three (3) directors shall have initial terms of three (3) years, respectively, from the date of their appointment. Thereafter, directors shall be appointed as aforesaid for a term of five (5) years except that all vacancies shall be filled for the unexpired term by the Mayor of the City.

(c)   Each director whose term of office expires shall continue to hold office until his or her successor is appointed and qualified. Each director before entering upon his or her duties will take an oath to support the constitution of the United States and to faithfully and impartially discharge the duties of his or her office.

(d)   No elected official of any city or town or director of the Corporation shall become an employee of the Corporation for at least two (2) years after leaving public office or ceasing to be a director of the Corporation as applicable.

Section 2. Quorum.

Three (3) directors of the Corporation shall constitute a quorum and the vote of three (3) members shall be necessary for any action taken by the Corporation. No vacancy in the board of directors of the Corporation shall impair the right of the quorum to exercise all the rights and perform all the duties of the Corporation.

Section 3. Compensation.

The members of the Board of Directors shall receive no compensation for the performance of their duties, but shall be reimbursed for their reasonable expenses incurred in carrying out such duties.

Section 4. Removal:

Vacancies. Any director may be removed for just and sufficient cause by the Mayor.

Section 5. Presiding officers.

The presiding officer at meetings of the Board of Directors shall be the Chairperson, or, in the Chairperson's absence, the Vice-Chairperson. In the absence of the presiding officer, the members present shall designate one of their number to preside.

Section 6. Conflicts of Interest.

No director or employee of the Corporation shall acquire any interest direct in any project or in any property included or planned to be included in any project nor shall he or she have any interest direct or indirect in any proposed contract for materials or services to be furnished in connection with any project. If any director or employee of the Corporation owns or controls an interest, direct or indirect in any property included or planned to be included in any project, he or she shall immediately disclose the same in writing to the Corporation and such disclosure shall be entered upon the minutes of the Corporation. Failure to disclose such interest shall constitute misconduct in office and may subject such director or employee to removal for cause.

ARTICLE VI: MEETINGS

Section 1. Regular Meetings.

Regular meetings of the Board of Directors may be held at such time and place as shall be determined, from time to time, by the Board of Directors. Written notice of regular meetings shall be given to each director, personally or by mail. at least two (2) days prior to the day named for such meeting.

Section 2. Special Meetings.

Special meetings of the Board of Directors may be called by the Chairperson and must be called by the Secretary at the written request of two or more members of the Board of Directors. Not less than two (2) days written notice of the meeting shall be given personally or by mail to each director, which notice shall state the time, place and purpose of the meeting.

Section 3. Emergency Meetings.

Emergency meetings of the Board of Directors may be scheduled upon an affirmative vote of the majority of the members of the Board of Directors. by use of electronic communication or otherwise, when said meeting is deemed necessary where the public welfare so requires.

Section 4. Open Meetings.

Public notice of meetings of the Board of Directors shall be given and such meetings shall be held in accordance with the provisions of Chapter 46 of Title 42 of the Rhode Island General Laws, as the same may be amended from time to time.

ARTICLE VII: OFFICERS

Section 1. Chairperson.

The Chairperson shall be elected annually by the Board of Directors from among its members. The Chairperson of the Board of Directors shall preside at all meetings of the Board of Directors, shall preside at and be a voting member of all committees and subcommittees of the Board of Directors to which he is appointed by the Board of Directors, shall prepare and file all reports ordained by law, shall have general supervision of the affairs of the Corporation and shall sign all documents, contracts or other instruments authorized by the Board of Directors on behalf of the Corporation unless the Board of Directors otherwise orders. The Chairperson shall have all such powers and shall perform all other duties incident to his or her office as chief executive officer of the Corporation and as chief spokesperson therefor and shall render a report of said activities to the Board of Directors at its meetings. The Chairperson shall arrange to have all reports required by law properly made, kept and filed according to law.

Section 2. Vice-Chairperson.

The Vice-Chairperson of the Board of Directors shall be elected annually by the Board of Directors from among its members. The Vice-Chairperson shall exercise and perform such duties and powers as may be prescribed from time to time by the Board of Directors.

Section 3. Secretary.

The Secretary shall be elected annually by the Board of Directors from among its members. The Secretary shall keep a record of the proceedings of the Corporation and shall be custodian of all books, documents and papers filed with the Corporation and of its minute book and seal.

The Secretary shall have the authority to cause to be made copies of all minutes and other records and documents of the Corporation and to give certificates under the seal of the Corporation to the effect that such copies are true copies and all persons dealing with the Corporation may rely upon such certificates.

Section 4. Treasurer.

The Treasurer shall be elected annually by the Board of Directors from among its members. The Treasurer shall cause to be kept an accurate account of all funds received by the Corporation and expended for the use of the Corporation and shall deposit said funds in banking depositories authorized by law, shall cause to be made all proper disbursements and all checks drawn on behalf of the Corporation as may be ordered by the Board of Directors and shall report the financial status of the Corporation to the Board of Directors at its meetings. The Treasurer shall not be required to give the Corporation a security bond. One hundred twenty (120) days after the close of each fiscal year, the Treasurer shall cause to be prepared an annual report setting forth in reasonable detail the receipts and expenses of the Corporation for the year to be filed with the elected chief executive officer.

Section 5. Other Officers.

The Board of Directors may elect from among its members such other officers as it shall, from time to time, determine.

Section 6. Term of Office.

The term of office of each officer of the Board of Directors shall expire on September 1, of each year or until his or her successor shall be elected and shall qualify, or until his or her earlier resignation, removal from office, death or incapacity.

ARTICLE VIII: MANAGEMENT AND DIRECTION OF DETENTION CENTER

Management And Direction of Detention Center

The Corporation by action of the Board of Directors may employ technical experts and other officers and agents and fix their qualifications, duties and compensation, as the Board of Directors deems necessary for the proper and efficient operation of the Corporation and may employ such other employees, permanent and temporary, as it shall deem necessary. The Board of Directors may delegate to one or more of the Corporation's agents or employees such administrative duties as it may deem proper. The Board of Directors may authorize the engagement of such other persons, corporations or other entities including, without limiting the generality of the foregoing, any public body corporate and politic located within the State as it may select to undertake the staffing and management of the Project upon such terms and for such periods of time as it may deem proper.

ARTICLE IX: INDEMNIFICATION

Indemnification

Each person who at any time is, or shall have been a director, officer or employee or agent of the Corporation, and is threatened to be or is made a party to any threatened, pending, or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that he or she is, or was, a director, officer, employee or agent of the Corporation, or is or has served at the request of the Corporation as a director, officer, employee or agent of another corporation, partnership, joint venture. trust or other enterprise, shall be indemnified against expenses (including, attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred in connection with any such action, suit or proceeding to the full extent permitted under Section 7-1.1-4.1 of the Rhode Island Business Corporation Act, as from time to time amended. The foregoing right of indemnification shall in no way be exclusive of any other rights of indemnification to which such director, officer, employee or agent may be entitled and shall continue as to a person who has ceased to be a director, officer, employee or agent and shall inure to the benefit of the heirs, executors and administrators of such a person. If the Rhode Island General Laws are amended after the adoption of this Article IX to authorize corporate action further eliminating or limiting the personal liability of directors, officers, employees or agents, then the liability of each director, officer, employee or agent of the Corporation shall be eliminated or limited to the fullest extent permitted by the Rhode Island General Laws as so amended. Neither the amendment nor repeal of this Article IX nor the adoption of any provision of these By-Laws, of Chapter 421 of the 1991 Public Laws, or of Section 7-1.1-4.1 of the Rhode Island Business Corporation Act inconsistent with this Article IX shall eliminate or reduce the effect of this Article IX in respect of any matter occurring or any cause of action, suit or claim that, but for this Article IX, would occur or arise prior to such amendment, repeal or adoption of an inconsistent provision.

ARTICLE X: AMENDMENTS

Amendments

These By-laws may be altered, amended, or repealed by a majority of the members of the Board of Directors at any regular or special meeting provided that notice in writing of such amendment to be made to these By-laws is mailed to each of the members of the Board of Directors at least five (5) days prior to such meeting.